Exhibit 99.1

Zscaler Announces Resignation of Amit Sinha as President; Sinha to Remain on the Board of Directors
SAN JOSE, Calif., October 10, 2022 - Zscaler, Inc. (NASDAQ: ZS), the leader in cloud security, today announced that Amit Sinha has accepted a CEO position at a privately-held technology company and will resign from Zscaler effective October 21, 2022. Dr. Sinha will continue his role as a member of the company’s Board of Directors. Functions of R&D, Cloud Operations and Customer Support that reported to Dr. Sinha will now report directly to Jay Chaudhry, Chairman and CEO.
“I'd like to thank Amit for his outstanding contributions to Zscaler over the past 12 years in multiple roles including most recently as President. His technical brilliance and people leadership has helped grow Zscaler into the market leader in cloud security,” said Chaudhry. “With strong and talented leaders in R&D, cloud operations and customer support, Zscaler will continue to drive our customer-centric growth strategy and innovate on our cloud platform and offerings.”
Chaudhry continued, “I am pleased that Amit will remain on the Board of Directors of the company as a trusted advisor and strong supporter of Zscaler as we continue to scale our business to our $5 billion ARR target and beyond.”
Dr. Sinha said, “It has been my great honor to serve as President of the company and to partner with Jay and the Zscaler team over the last twelve years to build the leading cloud security provider. The decision to leave this incredible team was difficult, as I pursue my career aspirations to become a CEO. I am confident in Zscaler's continued success and industry leadership in the coming years, and look forward to continuing my contributions as a board member.”
Forward-Looking Statements
This press release contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. Additional risks and uncertainties are set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 15, 2022, which is available on our website at ir.zscaler.com and on the SEC's website at www.sec.gov. Any forward-looking statements in this release are based on the limited information currently available to Zscaler as of the date hereof, which is subject to change, and Zscaler will not necessarily update the information, even if new information becomes available in the future.

About Zscaler
Zscaler (NASDAQ: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 150 data centers globally, the SSE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.
Zscaler™ and the other trademarks listed at https://www.zscaler.com/legal/trademarks are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.

Media Relations Contact:
Natalia Wodecki
press@zscaler.com

Investor Relations Contact:
Bill Choi, CFA
ir@zscaler.com

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